Exhibit 99.1

MEMORANDUM OF UNDERSTANDING

FLIGHT VENTURES and MJ HARVEST, INC.

CONFIDENTIAL

Parties:	FLIGHT VENTURES, (“FV”): 1050 Walnut Street, Suite 210 Bouler, CO 80302 jaso@flight-ventures.com MJ Harvest, INC. (“MJHI”) 9205 W Russell Road, Suite 220 Las Vegas, NV 89139 patrick@mjhi.com

Scope of Agreement:	FV is an Advisory and Asset Management Services firm providing M&A and Asset Oversight services (the “Services”) to MJHI in regard to asset acquisitions, funding facilitating and general business operations activities and oversight. MJHI is a publicly traded company interested in expanding its business through acquisition and brand aggregation.

Services Provided:	FV will provide the Services to MJHI in accordance with the terms set out in this MOU. The MOU between MJHI and FV will be effective on the date the MOU has been fully executed by both parties.

Compensation:

MJHI will pay the following compensation to FV for the Services rendered under the MOU.

For Services rendered MJHI will tender at each closing to FV 20% of the Purchase Price of each Acquisition (the “Acquisition Fee”) brought to MJHI by FV that is closed during the term of the MOU, or within twelve months following any Termination Date of the MOU. by FV or MJHI. Payment of each Acquisition Fee will be in unregistered Common Stock and will be payable to FV or their Nominee or Assignee, valued at 85% of the volume weighted average closing price of the MJHI common stock over the immediately preceding thirty calendar days as reported on the OTCQB market, the CSE, or other primary market for the MJHI shares at the time of issuance (“VWAP”).

FV will also be paid at Closing up to a 1% due diligence recovery fee (“Due Diligence Fee”) to cover FV’s costs in assisting with the due diligence and acquisition oversight in investigating transactions referred to MJHI. If a transaction referred by FV to MJHI is the subject of a fully executed definitive agreement and does not close due to MJHI’s actions taken without cause, MJHI will pay a 1% breakage recovery fee (“Breakage Fee”) within 30 days of LOI/Contract Termination in lieu of the due diligence recovery fee. The Due Diligence Fee or Breakage Fee will be paid in cash or unregistered Common Stock at the option of FV at closing or within 30 days of breakage, as applicable in the circumstances.

During the continuation of the MOU, FV will also receive a fee equal to 5% of the monthly gross revenue from those Acquisitions introduced to MJHI by FV (the “Monthly Fee”). In exchange for the Monthly Fee, FV will provide ongoing oversight on each acquisition for which they are being paid the Monthly Fee, including services to support the transition to new ownership by MJHI, integration of the acquired business into the MJHI consolidated group, and such other services as the parties may agree on from time to time. The Monthly Fee will be paid monthly in cash or unregistered Common Stock at the election of FV, and if paid in stock the shares will be valued at 85% of the volume weighted average closing price (“VWAP”) of the MJHI common stock over the immediately preceding thirty calendar days as reported on the OTCQB market, the CSE, or other primary market for the MJHI shares at the time of issuance. The Monthly Fee will continue for eighteen months following the Closing date of each applicable acquisition for which the Monthly Fee is payable. After eighteen months MJHI may elect to purchase from FV the 5% Monthly Fee amounts remaining based on a value to be determined by the parties at the time of MJHI election to Purchase.

If FV participates in procuring Equity or Debt for MJHI, FV will be paid a funding a mutually agreeable fee in an amount to be negotiated as part of the funding agreement with the investor or lender.. The debt fee will not be applicable to debt obtained on the Treehouse assets currently being pursued by FV on behalf of MJHI.

Documentation:	The parties agree that this t Memorandum of Understanding (“MOU”) is a binding agreement when signed by all parties.

Funding:	FV will also advise MJHI on equity, debt, stock restructuring and financial advisory activities and opportunities with a long-term objective of completing one or more large scale fundings over the next eighteen months from the Execution of the MOU.

Non-Competition:

The parties acknowledge that MJHI and FV are currently engaged in similar businesses with overlapping opportunities that may compete with one another. Nothing in this agreement is intended to restrict the rights of either party to pursue opportunities with their own resources that are or could be considered in competition with the business of each other.

Where either party identifies an opportunity that would be a strategic fit with the business of the other party, the identifying party agrees to provide a right of first refusal to the other party and first present the opportunity to the other party for their consideration. Any transaction fees for a deal introduced by the identifying party to the other party will be established by separate agreement at the time of the introduction.

Term and Termination:	The initial term of the MOU is eighteen months. Thereafter, either Party may terminate the MOU on 90 days prior written notice. MJHI will continue to be liable for Acquisition Fees, Due Diligence Fees, any outstanding Monthly Fees and/or Breakage Fees that become due within twelve months of termination for acquisition targets introduced to MJHI by FV prior to termination. Upon termination, MJHI may terminate the obligation to pay the 5% Monthly Fee by payment of an amount equal to the estimated Monthly Fees to become due to FV over the succeeding twelve months divided by a 10% Capitalization Rate. This Termination Monthly Fee Settlement may be paid in cash or MJHI common stock at the election of MJHI. If paid in stock, the price will be 85% of the 30-day VWAP.

Choice of Law; Venue:	Any dispute relating to the subject matter of this MOU will be resolved in accordance with Colorado Law and venue for any action brought to enforce the MOU will be in Denver, Colorado. All disputes relating to this MOU will be resolved by binding arbitration in accordance with the Rules of the American Arbitration Association.

Assignment:	Assignment of this agreement is only permitted by mutual written Consent.

Reimbursements:	FV will be able to recover from MJHI pursuit and business development expenses incurred by FV for potential acquisitions, operations, or capital markets activities for Equity and or Debt solicitation provided any such expenses over $1,500 per month are discussed and approved by MJHI prior to being incurred. The parties agree that MJHI and FV first agree that the possible transaction for which the expenses will be incurred is first evaluated and both parties agree that it is a transaction of interest for MJHI. These expenses will be reimbursed to FV on a monthly basis, such acceptable business incidentals, included but not limited to hotel, airfare, mileage or fuel, toll charges, transit charges, industry events cost and any meal/entertainment expenses incurred with potential opportunities. All receipts and accounting must be provided. Reimbursements of expenses by MJHI that relate to a specific acquisition target where an Acquisition Fee or a Breakage Fee is or becomes owed, will be credited against the Acquisition Fee or Breakage Fee payable to FV as set forth in this MOU.

Stock Purchase Warrant:

Upon the execution of the MOU, MJHI will Issue FV or its Nominee or Assignee a Warrant to acquire up to 2,500,000 shares of unregistered Common Stock priced at $0.40 per share. The term of the Warrant will be eighteen months and the Warrant will expire if not exercised within eighteen months of the date of this MOU. The Warrant is in addition to the Acquisition Fee provided herein on the Beulah Farms and Treehouse Asset acquisitions, if any. The Warrant will be documented by a Warrant Agreement in form satisfactory to both parties and will be delivered to FV within thirty days of the signing of this MOU.

MJHI will also appoint JR and RT, or their Nominees, as Executive Committee Members and Board Members seats of MJHI and pay an initial fee of $50,000 (“Initial Directors Fees”) to each for accepting the positions as Directors. The Initial Directors Fees will be paid in common stock of MJHI valued at 85% of the VWAP.

The undersigned hereby agree to the aforementioned terms of this confidential MOU as of March 8, 2022.

FLIGHT VENTURES	MJ HARVEST, INC.
Rich Turasky, Co-Founder	Patric Bilton, CEO

/s/ Rich Turasky	/s/ Patrick Bilton